EXHIBIT 24.1

July 11, 2002



U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, DC 20549

Re:	K-Tronik International Corporation - Form SB-2


Dear Sir/Madam:

As certified public accountants, we hereby consent to the inclusion or incorporation by reference in this Form SB-2 Registration Statement dated July 10, 2002, of our report to the Stockholders and Directors of K-Tronik N.A., Inc. (formerly K-Tronik International Corporation) dated November 30, 2001 (except for Notes 4 and 14 as to which the dates are December 2, 2001 and December 5, 2001 respectively) for the fiscal years ended September 30, 2001 and 2000.

In addition, we consent to all references in the Registration
Statement of our firm as the auditing firm.

Very truly yours,

SMOLIN, LUPIN & CO., P.A.



/s/ Salvatore Bursese

SB/lns